Exhibit 5.1

B.O.S. Better Online Solutions Ltd.

20 Freiman Street

Rishon LeZion, 7535825

Israel

September 15, 2025

Re: At-the-Market Offering of Ordinary Shares

Ladies and Gentlemen:

We have acted as Israeli counsel to B.O.S. Better Online Solutions Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the issuance and sale by the Company of ordinary shares of the Company, no par value (the “Ordinary Shares”), through A.G.P/Alliance Global Partners (the “Agent”), pursuant to the Sale Agreement, dated September 15, 2025 (the “Sale Agreement”), by and between the Company and the Agent. The Ordinary Shares will be issued pursuant to the Company’s registration statement on Form F-3 (File No. 333-273540) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained therein, and the prospectus supplement dated September 15, 2025, forming a part of such prospectus (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In connection with this opinion letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus Supplement, the Company’s amended and restated articles of association, resolutions of the board of directors of the Company which have heretofore been adopted and relate to the Sale Agreement, and such corporate records, certificates, instruments and other documents relating to the Company and such matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the due execution and delivery of all documents by parties where due execution and delivery are a prerequisite to the effectiveness thereof, the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, certificates instruments and documents we have reviewed, and the legal capacity of all natural persons. We have further assumed that the documents or copies thereof examined by us are true, complete and up-to-date and have not been amended, supplemented, rescinded, terminated or otherwise modified. As to any facts relevant to the matters set forth herein, we have relied, without independent investigation, on certificates of public officials and certificates of officers or other representatives of the Company. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also assumed that (i) prior to the issuance of any Ordinary Shares under the Sale Agreement, the price, number of such Ordinary Shares, and certain other terms of issuance with respect to any specific issuance notice delivered under the Sale Agreement (an “Issuance Notice”) will be authorized and approved by the Company’s board of directors or an authorized committee of the Company’s board of directors in accordance with Israeli law (the “Corporate Proceedings”) and (ii) upon the issuance of any Ordinary Shares under the Sale Agreement, such issuance will not exceed the aggregate number of Ordinary Shares that the Company is then authorized to issue under its amended and restated articles of association.

This opinion letter is furnished to you at your request in order to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Prospectus Supplement.

Based upon and subject to the assumptions, limitations and qualifications stated in this opinion letter and in reliance thereon, assuming the completion of the Corporate Proceedings in connection with the delivery of a specific Issuance Notice, we are of the opinion that the Ordinary Shares to be issued and sold under the Sale Agreement have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sale Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction and have not, for the purpose of rendering the opinions set forth herein, made any investigation of the laws of any jurisdiction other than the State of Israel. This opinion is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated herein to be our opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, which is being furnished to the Commission on or about September 15, 2025, and to the references to our firm appearing under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, including without limitation Item 509 of Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and the opinions expressed herein are based upon the laws of the State of Israel that are in effect on the date hereof that have been published and are generally available on the date hereof, and we disclaim any obligation to advise you of any change of law that occurs, or of any facts, circumstances, events or developments that may be brought to our attention after the date of this opinion letter, even if they may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Gornitzky & Co., Advocates
Gornitzky & Co., Advocates